UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 5, 2018

RTI SURGICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida		32615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888 not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 5, 2018, RTI Surgical, Inc. (the “Company”), entered into a Credit Agreement dated as of June 5, 2018 (the “2018 Credit Agreement”), among the Company, as a borrower, Pioneer Surgical Technology, Inc. (“Pioneer Surgical”), a wholly-owned subsidiary of the Company, as a borrower, the other loan parties thereto as guarantors, JP Morgan Chase Bank, N.A., as lender (together with the various financial institutions as in the future may become parties thereto, the “Lenders”) and as administrative agent for the Lenders. The 2018 Credit Agreement provides for a revolving credit facility in the aggregate principal amount of up to $100 million (the “Facility”). The Company and Pioneer Surgical will be able to, at their option, and subject to customary conditions and Lender approval, request an increase to the Facility by up to $50 million. A total of $54.4 million currently is outstanding on the Facility due to the Company’s pay off of the 2017 Credit Agreement (described below).

The Facility is guaranteed by the Company’s domestic subsidiaries and is secured by: (i) substantially all of the assets of the Company and Pioneer Surgical; (ii) substantially all of the assets of each of the Company’s domestic subsidiaries; and (iii) 65% of the stock of the Company’s foreign subsidiaries.

The initial borrowings made under the 2018 Credit Agreement will bear interest at a rate per annum equal to the monthly REVLIBOR30 Rate (“CBFR Loans”) plus an adjustable margin of up to 2.00% (the “CBFR Rate”). The Company may elect to convert the interest rate for the initial borrowings to a rate per annum equal to the adjusted LIBO Rate (“Eurodollar Loans”) plus an adjustable margin of up to 2.00% (the “Eurodollar Rate”). For all subsequent borrowings, the Company may elect to apply either the CBFR Rate or Eurodollar Rate. The applicable margin is subject to adjustment after the end of each fiscal quarter, based upon the Company’s average quarterly availability. The maturity date of the Facility is June 5, 2023. The Company may make optional prepayments on the Facility without penalty. The Company was required to pay certain customary closing costs and bank fees upon entering into the 2018 Credit Agreement.

The Company is subject to certain affirmative and negative covenants, including (but not limited to), covenants limiting the Company’s ability to: incur certain additional indebtedness; create certain liens; enter into sale and leaseback transactions; and consolidate or merge with, or convey, transfer or lease all or substantially all of its assets to another person. During any period beginning on a date that either (i) a default has occurred and is continuing under the loan documents entered into by the Company in conjunction with the Credit Agreement (the “Loan Documents”) or (ii) availability under the Facility is less than the specified covenant testing threshold, and continuing until either (a) no default has occurred and is continuing under the Loan Documents or (b) availability under the Facility is greater than or equal to the specified covenant testing threshold for thirty (30) consecutive days, respectively, (the “Covenant Testing Period”) the Company is required to maintain a minimum fixed charge coverage ratio of at least 1.00:1.00 (the “Required Minimum Fixed Charge Coverage Ratio”). The Required Minimum Fixed Charge Coverage Ratio is measured on the last day of each calendar month during the Covenant Testing Period (each a “Calculation Date”), and is calculated using the minimum fixed charge coverage ratio for the twelve (12) consecutive months ending on each Calculation Date. The amounts owed under the 2018 Credit Agreement may be accelerated upon the occurrence of certain events of default customary for facilities for similarly rated borrowers.

The Lenders and their affiliates under the 2018 Credit Agreement have various other relationships with the Company involving the provision of financial services, including banking services and depository banking services.

The above description of the 2018 Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the 2018 Credit Agreement, which will be filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 5, 2018, in connection with entering into the 2018 Credit Agreement, the Company terminated the Third Amended and Restated Loan Agreement, dated as of August 3, 2017 (the “2017 Credit Agreement”), among the Company, TD Bank, N.A. and First Tennessee Bank National Association (collectively, the “Prior Lenders”), and TD Bank, N.A., as administrative agent for the Prior Lenders, which was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Upon execution of the 2018 Credit Agreement described above, the Prior Lenders’ commitments under the 2017 Credit Agreement were terminated and the outstanding liabilities of the Company with respect to its obligations under the 2017 Credit Agreement were released and discharged.

The Prior Lenders and their affiliates under the 2017 Credit Agreement have various other relationships with the Company involving the provision of financial services, including depository banking services, cash management and credit cards.

The above description of the 2017 Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the 2017 Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI SURGICAL, INC.

Date: June 7, 2018	By:	/s/ Jonathon M. Singer
	Name:	Jonathon M. Singer
	Title:	Chief Financial and Administrative Officer